NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE STATE OF WYOMING.

NUMBER

DEEP GREEN WASTE & RECYCLING, INC

SHARES

AUTHORIZED COMMON SHARES: 110,000,000,000
PAR VALUE: $0.0001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of Deep Green Waste & Recycling, Inc. Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

COO

Deep Green Waste & Recycling, Inc
CORPORATE
Seal
Wyoming

COO

Date: ______________________

COUNTERSIGNED & REGISTERED
TRANSFER ONLINE, INC.
512 SE SALMON ST.
PORTLAND, OR 97214

BY: ______________________
AUTHORIZED SIGNATURE